Exhibit 5.1

April 8, 2021

RocketFuel Blockchain, Inc.

201 Spear Street, Suite 1100

San Francisco, CA 94105

Re:	Form S-1 Registration Statement, Registration No. 333-254879

Ladies and Gentlemen:

We have acted as counsel to RocketFuel Blockchain, Inc. a Nevada corporation (the “Company”), in connection with the filing by the Company of a Registration Statement (No. 333-254879) on Form S-1 (as amended, the “Registration Statement”) with the Securities and Exchange Commission, including a related prospectus filed with the Registration Statement (the “Prospectus”), covering up to 1,406,031 shares of the Company’s common stock, par value $0.001 (“Shares”).

In connection with this opinion, we have examined and relied upon (a) the Registration Statement and the Prospectus, (b) the Articles of Incorporation and Amended and Bylaws, each as currently in effect, (c) the forms of the Company’s Articles of Incorporation and Amended and Bylaws filed as Exhibits 3.1 - 3.4 to the Registration Statement, each of which is to be in effect upon the closing of the offering contemplated by the Registration Statement and (d) originals or copies certified to our satisfaction of such records, documents, certificates, memoranda, opinions and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.

We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the accuracy, completeness and authenticity of certificates of public officials and the due authorization, execution and delivery of all documents by all persons other than the Company where authorization, execution and delivery are prerequisites to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

Our opinion is expressed only with respect to Chapter 78 of the Nevada Revised Statutes. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation. We have assumed that the laws of the State of Nevada are substantially similar to the laws of the State of California in all respects material to the opinions expressed herein.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued against payment therefor as described in the Registration Statement and the Prospectus, will be validly issued, fully paid and non-assessable.

468 N. Camden Dr., Suite 350 ● Beverly Hills, California 90210

ShumakerMalloryLaw.com

RocketFuel Blockchain, Inc. April 7, 2021 Page 2

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

/s/ Shumaker Mallory LLP

Shumaker Mallory LLP